Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Michael J. Massey and Harold J. Herman II, as the undersigned's true and lawful attorney-in-fact and agent, with full and several power of substitutions, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all Form 3, Form 4 or Form 5 and any amendments and supplements to those forms, and to file the same with the Securities and Exchange Commission and with the New York Stock Exchange, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.  This power of attorney shall remain in effect until revoked in writing by the undersigned, and any person may rely on its being in effect until such person actually receives such written revocation.

Dated this 29th day of February, 2006.

/s/  Robert F. Moran

State of   Arizona )

         ) ss.

County  of Maricopa)

On this 28th  day of  February, 2007,  before me appeared Robert F. Moran, to me known to be the person who executed the foregoing instrument and acknowledged that he or she executed the same as his or her free act and deed.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and date first above written.

(SEAL)

 /s/Stacia A. Shelton

Notary Public

My term expires: October 12, 2008